Exhibit 99.1
Vail Banks, Inc.

News Release

For Immediate Release	Contacts:
August 7, 2006	Raymond E. Verlinde	Brady T. Burt
	Sr. EVP/Chief Administrative Officer	EVP/Chief Financial Officer
	ray.verlinde@weststarbank.com	bburt@weststarbank.com
	970-328-9710	970-328-9711

Vail Banks Sets Special Meeting Date For Shareholder Vote on Merger Agreement

    Vail Banks, Inc. (Nasdaq: VAIL) today announced that it will hold a special meeting of its shareholders on August 31, 2006 at 10:00 a.m. Mountain Time, at the WestStar Bank Administrative Center located at 0020 Lindbergh Drive, Gypsum, Colorado to vote on the proposed merger providing for the merger of Vail Banks and a subsidiary of U.S. Bancorp. Shareholders who held Vail Banks common shares at the close of business on the record date of June 30, 2006 will be entitled to vote on the proposed merger.

    As previously reported, on May 31, 2006, Vail Banks’ board of directors approved an agreement and plan of merger providing for the merger of Vail Banks and a subsidiary of U.S. Bancorp. If the merger is completed, shareholders will be entitled to receive $17.00 in cash, without interest, for each common share of Vail Banks that they own. The definitive proxy statement was filed with the SEC on August 7, 2006 and will be mailed to shareholders shortly. A copy of the definitive proxy statement and all attachments can be obtained at www.sec.gov.

    The merger is subject to approval by Vail Banks’ shareholders, the timely receipt of necessary regulatory and governmental approvals and the satisfaction of customary closing conditions, which could be as early as August 31, 2006.

    Vail Banks, Inc., through its subsidiary WestStar Bank, has 23 banking offices in 19 communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Edwards, Estes Park, Frisco, Fruita, Glenwood Springs, Granby, Grand Junction, Gypsum, Montrose, Norwood, Telluride and Vail.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the completion of the merger transaction with U.S. Bancorp. These statements are subject to risks and uncertainties, and actual results might differ materially from these statements. Such statements include, but are not limited to, statements about the benefits of the merger, including the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Vail Banks and are subject to significant risks and uncertainties and outside of the parties’ control. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of Vail Banks’ shareholders to approve the merger; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on product offerings, spending, third-party relationships and revenues. All forward-looking statements speak only as of the date of this news release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Vail Banks is not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.